UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*



                           Siemens Aktiengesellschaft
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    826197501
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 24, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]   Rule 13d-1(b)

         [X]   Rule 13d-1(c)

         [_]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------
 CUSIP NO.:  826197501
------------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Barclays Bank PLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     (a)  [   ]

     (b)  [   ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom
--------------------------------------------------------------------------------
                       5.  SOLE VOTING POWER

                           30,048,788
                       ---------------------------------------------------------
      NUMBER OF        6.  SHARED VOTING POWER
        SHARES
    BENEFICIALLY           -0-
      OWNED BY         ---------------------------------------------------------
        EACH           7.  SOLE DISPOSITIVE POWER
     REPORTING
       PERSON              30,048,788
        WITH:          ---------------------------------------------------------
                       8.  SHARED DISPOSITIVE POWER

                           -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,048,788
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)
                                                                 [    ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.38%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO*

     *Barclays Bank PLC is a foreign bank not meeting the definition of
     "bank" for purposes of Section 3(a)(6) of the Securities Exchange
     Act of 1934.
--------------------------------------------------------------------------------


                                Page 2 of 4 pages

ITEM 1.

    (a)  Name of Issuer: Siemens Aktiengesellschaft
    (b)  Address of Issuer's Principal Executive
         Offices:  Wittelsbacherplatz 2
                   D-80333 Munich
                   Federal Republic of Germany

ITEM 2.

    (a)  Name of Person Filing: Barclays Bank PLC
    (b)  Address of Principal Business Office or, if none,
         Residence: 54 Lombard Street
                    London EC3P 3AH
                    England
    (c)  Citizenship: United Kingdom
    (d)  Title of Class of Securities: Common Stock
    (e)  CUSIP Number: 826197501

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a)  [_] Broker or dealer registered under section 15 of the Act
             (15 U.S.C. 78o);
    (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
    (c)  [_] Insurance company as defined in section 3(a)(19) of the Act
             (15 U.S.C. 78c);
    (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
    (e)  [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
    (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
    (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
    (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
    (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
             Company Act of 1940 (15 U.S.C. 80a-3);
    (j)  [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 30,048,788

         (b) Percent of class: 3.38%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or to direct the vote: 30,048,788


                                Page 3 of 4 pages

            (ii) Shared power to vote or to direct the vote: -0-

           (iii) Sole power to dispose or to direct the disposition of: 30,048,788

            (iv) Shared power to dispose or to direct the disposition of: -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.   CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          March 2, 2005
                                               ---------------------------------
                                                              Date

                                                       Barclays Bank PLC
                                               ---------------------------------

                                                      /s/ ALAN B. KAPLAN
                                               ---------------------------------
                                                         Alan B. Kaplan
                                               Deputy General Counsel, Americas


                                Page 4 of 4 pages